Exhibit 4

Joint Filing Agreement

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing of the Statement on Schedule 13D to which this Joint Filing Agreement is attached, and any amendments thereto that may be filed without the necessity of filing additional joint filing agreements. This Joint Filing Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

The execution and filing of this agreement shall not be construed as an admission that the below-named parties are a group or have acted as a group.

Dated: May 1, 2023

PROJECT MERCI MERGER SUB, INC.

	By	/s/ Larry Abensur
	Name:	Larry Abensur
	Title:	President

BIOSYNEX U.S. HOLDINGS, INC.

	By	/s/ Larry Abensur
	Name:	Larry Abensur
	Title:	President

BIOSYNEX SA

	By	/s/ Larry Abensur
	Name:	Larry Abensur
	Title:	Chief Executive Officer